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                                                                  EXECUTION COPY




                REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC




                       LIMITED LIABILITY COMPANY AGREEMENT





                           Dated as of August 13, 1999



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                       LIMITED LIABILITY COMPANY AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                    ARTICLE I

Definitions....................................................................1
SECTION 1.1  Definitions.......................................................1
SECTION 1.2  Terms Generally...................................................7

                                   ARTICLE II

General Provisions.............................................................7
SECTION 2.1  Formation.........................................................7
SECTION 2.2  Members...........................................................8
SECTION 2.3  Name..............................................................8
SECTION 2.4  Term..............................................................8
SECTION 2.5  Purpose; Powers...................................................8
SECTION 2.6  Place of Business.................................................8

                                   ARTICLE III

Management and Operation of the Company........................................9
SECTION 3.1  Management........................................................9
SECTION 3.2  Certain Duties and Obligations....................................9

                                   ARTICLE IV

Other Activities Permitted....................................................10

                                    ARTICLE V

Capital Contributions;
Distributions.................................................................10
SECTION 5.1  Capital Contributions............................................10
SECTION 5.2  Redemption; Conversion...........................................11
SECTION 5.3  Distributions....................................................11

                                   ARTICLE VI

Books and Reports; Tax Matters; Capital Accounts; Allocations.................14


                                        i

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                                                                            Page
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SECTION 6.1  General Accounting Matters.......................................15
SECTION 6.2  Certain Tax Matters..............................................16
SECTION 6.3  Capital Accounts.................................................17
SECTION 6.4  Allocations......................................................18
SECTION 6.5  Withholding......................................................20
SECTION 6.6  Distributions by Republic Technologies International, LLC........20

                                   ARTICLE VII

Dissolution...................................................................21
SECTION 7.1  Dissolution......................................................21
SECTION 7.2  Winding-up.......................................................21
SECTION 7.3  Final Distribution...............................................21
SECTION 7.4  Distribution Upon Dissolution....................................22

                                  ARTICLE VIII

Transfer of Members' Interests................................................22
SECTION 8.1  Restrictions on Transfer of Company Interests....................22
SECTION 8.2  Other Transfer Provisions........................................22

                                   ARTICLE IX

Miscellaneous.................................................................23
SECTION 9.1  Equitable Relief.................................................23
SECTION 9.2  Officers.........................................................23
SECTION 9.3  Governing Law....................................................23
SECTION 9.4  Successors and Assigns...........................................23
SECTION 9.5  Access; Confidentiality..........................................24
SECTION 9.6  Notices..........................................................24
SECTION 9.7  Counterparts.....................................................24
SECTION 9.8  Entire Agreement.................................................24
SECTION 9.9  Amendments.......................................................24
SECTION 9.10  Section Titles..................................................24

Schedule A -- Members of the Company
Schedule B -- Safe Harbor Leases
Schedule C -- Income, Gain, Loss, or Deduction Relating to Safe Harbor Leases Schedule D -- Amended and Restated Certificate of Incorporation of Bar
              Technologies Inc.

                                       ii

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                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                REPUBLIC TECHNOLOGIES INTERNATIONAL HOLDINGS, LLC

                  This Limited Liability Company Agreement (the "Agreement") of Republic Technologies Holdings, LLC (the "Company") is entered into as of August 13, 1999, by and among the members (the "Members") listed on Schedule A hereto and such other persons as shall hereinafter become members as hereinafter provided.

                              Preliminary Statement

                  The Company was formed on August 4, 1999, pursuant to the provisions of the LLC Act (as defined below).

                                    Agreement

                  Accordingly, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

                  SECTION 1.1 Definitions. Unless the context otherwise requires, the following terms have the following meanings for purposes of this
Agreement:

                  "Agreement" means this Limited Liability Company Agreement, as it may be amended, supplemented, modified or restated from time to time.

                  "Available Cash" means at any point in time all cash and cash equivalents on hand of the Company from any source (including, without limitation, any proceeds from borrowing in excess of any loan repayment) less cash reasonably reserved or reasonably anticipated to be required for debts and expenses, interest and scheduled principal payments on any indebtedness, capital expenditures, taxes or the activities of the Company, with the amount of such reserves to be determined by the Manager (acting reasonably and in good faith).

                  "Capital Account" has the meaning set forth in Section 6.3.

                  "Capital Contribution" means any capital contribution made by a Member pursuant to Section 5.1.


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                                                                               2


                  "Carrying Value" means, with respect to any Company Asset, the asset's adjusted basis for federal income tax purposes, except that the Carrying Values of all Company Assets shall be adjusted to equal their respective fair market values, in accordance with the rules set forth in Regulation section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, as of: (a) the date of the acquisition of any additional Interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the date of the distribution of more than a de minimis amount of Company Assets to a Member; or (c) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) exclusive of a deemed liquidation under Code Section 708(b)(1)(B); provided, however, that adjustments pursuant to clauses (a), (b) and (c) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members. The Carrying Value of any Company Asset distributed to any Member shall be adjusted immediately prior to such distribution to equal its fair market value and depreciation shall be calculated by reference to Carrying Value, instead of tax basis once Carrying Value differs from tax basis. The Carrying Value of any asset contributed (or deemed contributed under Regulation section 1.704-1(b)(1)(iv)) by a Member to the Company will be the fair market value of the asset at the date of its contribution thereto.

                  "Certificate" means the Amended and Restated Certificate of Incorporation of RTI, attached hereto as Schedule D, as the same may be amended from time to time.

                  "Class A Member" means a Member in its capacity as a holder of Class A Units.

                  "Class A Preferred Return" means the amount that would be required to be distributed with respect to the Class A Units to achieve an annual cumulative return of $350 per Class A Unit.

                  "Class A Stated Value" means $5,000 per Class A Unit plus cumulative dividends declared but not paid from September 26, 1994 on the Series A Preferred.

                  "Class A Units" means Units with the rights and obligations provided herein for Class A Units.

                  "Class B Member" means a Member in its capacity as a holder of Class B Units.

                  "Class B Units" means Units with the rights and obligations provided herein for Class B Units.

                  "Class C Member" means a Member in its capacity as a holder of Class C Units.


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                                                                               3


                  "Class C Preferred Return" means the amount that would be required to be distributed with respect to the Class C Units to achieve an annual rate of return cumulative from the date of issuance of 5% of the Class C Stated Value per Class C Unit.

                  "Class C Stated Value" means $1,000 per Class C Unit.

                  "Class C Units" means Units with the rights and obligations provided herein for Class C Units.

                  "Class D Common" means the Class D Common Stock of RTI.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code means, where appropriate, the corresponding provision in any successor statute.

                  "Company" has the meaning set forth in the caption to this Agreement.

                  "Company Assets" means all right, title and interest of the Company in and to all or any portion of the assets of the Company and any property (real or personal) or estate acquired in exchange therefor or in connection therewith.

                  "Depreciation" means, for each Fiscal Period or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Period; provided, however, that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Period, Depreciation shall be computed in the manner described in Regulation section 1.704-3(d)(2).

                  "Equityholder" has the meaning assigned to such term in the Equityholders Agreement.

                  "Equityholders Agreement" means the Equityholders Agreement dated as of April 2, 1996, as amended and restated as of September 9, 1997 and further amended and restated as of August 13, 1999, among Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., BRW Steel Holdings, L.P., BRW Steel Offshore Holdings, L.P., BRW Steel Holdings II, L.P., Veritas Capital, L.L.C., The Veritas Capital Fund, L.P., KDJ, L.L.C., HVR Holdings, L.L.C., USX RTI Holdings, Inc., USX Corporation, Kobe RTI Holdings, Inc., Kobe Steel, Ltd., FirstEnergy Services Corp., Sumitomo Corporation of America, Triumph Capital Investors II, L.P., TCI-II Investors, L.P., First Dominion Capital L.L.C., TCW Leveraged Income Trust, L.P., TCW Leveraged Income Trust II,


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                                                                               4


         L.P., TCW Shared Opportunity Fund II, L.P., Shared Opportunity Fund IIB, L.L.C., Shared Opportunity Fund III, L.P., RTI, RES Holding Corporation, the Company and the other equityholders named therein.

                  "Fiscal Period" means each fiscal quarter or such other period as may be established by the Manager.

                  "Fiscal Year" means the calendar year ending on December 31 of each year.

                  "Initial Public Offering" means the initial primary sale by RTI of shares of its common stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act of 1933, as amended, other than the USWA Offering (as defined in the Equityholders Agreement).

                  "Interests" means a Member's share of the profits and losses of the Company and a Member's right to receive distributions of Company Assets. Interests shall be expressed as a number of Units.

                  "Kobe RTI Holdings" means Kobe RTI Holdings, Inc. a Delaware corporation.

                  "LLC Act" means the Delaware Limited Liability Company Act, 6 Del. C. 18- 101, et seq., as it may be amended from time to time, and any successor to such statute.

                  "Manager" means RTI or any Member appointed as successor thereto by RTI.

                  "Member" has the meaning ascribed to such term in the caption to this Agreement and includes the Class A Members, the Class B Members and the Class C Members.

                  "Member Nonrecourse Debt" has the meaning ascribed to the term "partner nonrecourse debt" in Regulation section 1.704-2(b)(4).

                  "Member Nonrecourse Debt Minimum Gain" has the meaning ascribed to the term "partner nonrecourse debt minimum gain" in Regulation section 1.704-2(i)(2).

                  "Member Nonrecourse Deductions" means any item of company loss, deduction, or expenditure under section 705(a)(2)(B) of the Code that is attributable to a Member Nonrecourse Debt, as determined pursuant to Regulation section 1.704-2(i)(2).

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                                                                               5

                  "Minimum Gain" has the meaning set forth in Regulation section 1.704-2(d)(1) and means the amount determined by (i) computing for each nonrecourse liability of the Company any gain the Company would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability and (ii) aggregating the separately computed gains. If, pursuant to Regulation section 1.704- 1(b)(2)(iv)(d) or 1.704-1(b)(2)(iv)(f), Company Assets
         are properly reflected on the books of the Company at a book value that differs from the adjusted tax basis of such property, the calculation of Minimum Gain pursuant to the preceding sentence shall be made by reference to such book value. For purposes hereof, a liability of the Company is a nonrecourse liability to the extent that no Member or related person bears the economic risk of loss for that liability within the meaning of Regulation section 1.752-2.

                  "MRA" means the Master Restructuring Agreement dated as of August 13, 1999, by and among RTI, RES Holding Corporation, Republic Engineered Steels, Inc., the Company, Republic Technologies International, LLC, Blackstone Capital Partners II Merchant Banking Fund L.P., Blackstone Offshore Capital Partners II L.P., Blackstone Family Investment Partnership II L.P., The Veritas Capital Fund, L.P., HVR Holdings, L.L.C., USX Corporation, Kobe Steel, Ltd., USS Lorain Holding Company, Inc., Kobe/Lorain Inc., USX RTI Holdings, Inc., Kobe Delaware Inc., Kobe RTI Holdings, Inc., Lorain Tubular Company, LLC and USS/Kobe Steel Company.

                  "Net Income (Loss)" for any Fiscal Period means the taxable income or loss of the Company for such period as determined in accordance with the accounting method used by the Company for federal income tax purposes with the following adjustments: (i) all items of income, gain, loss or deduction allocated pursuant to paragraphs 6.4(b)-(e) shall not be taken into account in computing such taxable income or loss; (ii) any income of the Company that is exempt from federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (iii) in lieu of the depreciation, amortization, or other cost recovery, deduction taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable years; (iv) upon an adjustment to the Carrying Value of any asset, pursuant to the definition of Carrying Value, the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (v) gain or loss resulting from any disposition of any asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Carrying Value of such asset notwithstanding that the adjusted tax basis of such asset differs from its Carrying Value; and (vi) except for items in (i) above, any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items.

                  "Non-RTI Member" means Kobe RTI Holdings and USX RTI Holdings.

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                                                                               6


                  "Nonrecourse Deductions" has the meaning ascribed to such term in Regulation section 1.704-2(b)(1).

                  "Preferred Return" means, collectively, the Class A Preferred Return and the Class C Preferred Return.

                  "Regulation" means the regulations promulgated under the Code, as amended from time to time. Any reference herein to any particular provision of a Regulation means, where appropriate, the corresponding provision in any successor Regulation.

                  "Reimbursed Amount" has the meaning ascribed to such term in
         Section 5.3.

                  "RTI" means Republic Technologies International, Inc., a Delaware corporation formerly known as Bar Technologies Inc.

                  "RTI Members" means RTI and RES Holding Corporation, a Delaware corporation.

                  "RTI Unit Adjustments Event" has the meaning ascribed to such term in Section 4.2 of the Equityholders Agreement.

                  "Safe Harbor Lease Matters Agreement" means the Safe Harbor Lease Matters Agreement dated as of August 13, 1999, by and among Kobe/Lorain Holding, Inc., USX Corporation, USS/Kobe Steel Company, Lorain Tubular Company, LLC and the Company.

                  "Safe Harbor Lease Property" means the property that is subject to the Safe Harbor Leases.

                  "Safe Harbor Leases" means the leases listed in Schedule B, attached to this Agreement.

                  "Series A Preferred" means the Series A Preferred Stock of RTI provided for in the Certificate.

                  "Series C Preferred" means the Convertible Preferred Stock with Cumulative Dividends, Series C of RTI provided for in the Certificate.

                  "Stated Value" means, collectively, the Class A Stated Value and the Class C Stated Value.

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                                                                               7


                  "Targeted Capital Account Balance" means, with respect to any Class B Member, the balance necessary to produce the result that each Class B Member's respective Capital Account balance will bear the same proportion to one another as each Class B Member's then respective number of Class B Units bear to one another.

                  "Tax" means any and all taxes (including net income, gross income, franchise, value added , ad valorem, gross receipts, leasing, excise, fuel excess profits, sales, use, property (personal or real, tangible or intangible, stamp taxes), licenses, imposts, duties, charges, assessments, or withholdings, of any nature whatsoever, general or special, ordinary or extraordinary, now existing or hereafter created or adopted, together, with any and all penalties, fines additions to tax and interest thereon.

                  "Tax Matters Member" has the meaning ascribed to such term in
         Section 6.2.

                  "Transfer" has the meaning ascribed to such term in Section
         8.1.

                  "Transferee" has the meaning ascribed to such term in Section 8.1.

                  "Unit" means a fractional share of a membership interest in the Company (including, collectively, the Class A Units, Class B Units and Class C Units). The number of each class of Units outstanding and the holders thereof are set forth on Schedule A, as such Schedule may be amended from time to time pursuant to Section 2.2.

                  "USX RTI Holdings" means USX RTI Holdings, Inc., a Delaware corporation.

                  SECTION 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, joint ventures, limited liability companies, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. Unless the context requires otherwise, the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".


                                   ARTICLE II

                               General Provisions

                  SECTION 2.1 Formation. The Company was formed under the provisions of the LLC Act. The Manager is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file the certificate of formation of the Company and any


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                                                                               8


amendments and/or restatements thereof and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

                  SECTION 2.2 Members. Schedule A hereto contains the name, address, and number of Units owned by each Member as of the date of this Agreement. Schedule A shall be revised by the Manager from time to time to reflect (a) the admission or resignation of a Member, (b) the transfer or assignment of interests in the Company in accordance with the terms of this Agreement and the Equityholders Agreement, (c) such revisions as are required in the event of a RTI Unit Adjustment Event, in accordance with section 4.2 of the Equityholders Agreement, or an indemnification adjustment in accordance with
Section 18 of the MRA, (d) such revisions as are required with respect to the Class A Units and the Class C Units and (e) other modifications to or changes in the information set forth therein.

                  SECTION 2.3 Name. The Company shall conduct its activities under the name of Republic Technologies International Holdings, LLC. The Manager shall have the power at any time to change the name of the Company; provided, that the Company will continue to be a limited liability company and its name shall always contain the words "Limited Liability Company" or the letters "LLC". Prompt notice shall be given to each Member of any such change.

                  SECTION 2.4 Term. The term of the Company shall commence on the date of filing the certificate of formation of the Company in accordance with the LLC Act and shall continue in perpetuity, unless sooner dissolved, wound up and terminated in accordance with Section 7.1.

                  SECTION 2.5 Purpose; Powers. The Company is formed for the purpose of engaging in any lawful business permitted by the LLC Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Manager deems necessary or advisable in connection with the foregoing.

                  SECTION 2.6 Place of Business. The principal place of business and office of the Company shall be located at, and the Company's business shall be conducted from, such place or places as the Manager may designate from time to time. The registered office of the Company in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The Manager may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

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                                                                               9

                                   ARTICLE III

                     Management and Operation of the Company

                  SECTION 3.1 Management. (a) Except as otherwise expressly provided herein, the management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested exclusively in the Manager (subject to the Manager's obligations under Section
2.2. of the Equityholders Agreement), and the Manager shall exercise all powers necessary and convenient for the purposes of the Company on behalf and in the name of the Company.

                  (b) Each Member agrees that, except as otherwise expressly provided herein or in the Equityholders Agreement and to the fullest extent permitted by applicable law, any decision of the Manager regarding action of or relating to the Company shall bind each Member and the Company and shall have the same legal effect as the approval of each Member of such action.

                  (c) Except as provided in Section 10.9(b) of the MRA, the Manager has the power and authority to hire agents for the Company and to compensate the agents, notwithstanding the fact that the agents may be owned, in whole or in part, by Members of the Company, subject to Section 2.2(b) of the Equityholders Agreement.

                  SECTION 3.2 Certain Duties and Obligations. (a) No Member shall take any action so as to cause the Company to be classified for federal income tax purposes as an association taxable as a corporation and not as a partnership.

                  (b) No Member shall take, or cause to be taken, any action that would result in any Member having any personal liability for the obligations of the Company.

                  (c) No Member shall be liable, responsible or accountable in damages or otherwise to the Company or to any Member for (i) any act performed within the scope of the authority conferred on such Member by this Agreement except for the gross negligence or willful misconduct of such Member in carrying out the obligations of such Member hereunder, (ii) such Member's failure or refusal to perform any act, except those expressly required by or pursuant to the terms of this Agreement, (iii) such Member's performance of, or failure to perform, any act on the reasonable reliance on advice of legal counsel to the Company or (iv) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith. In any threatened, pending or completed action, suit or proceeding, each Member shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs of investigation, fines, judgments and amounts paid in

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                                                                              10


settlement, actually incurred by any such Member in connection with such action, suit or proceeding) by virtue of its status as a Member or with respect to any action or omission taken or suffered in good faith (including any action taken by the Tax Matters Member with respect to the tax liability of the Company whether in accordance with this Agreement or otherwise), other than liabilities and losses resulting from the gross negligence or willful misconduct of such Member; provided, however, that any such Member shall not be so indemnified for any acts determined to be in contravention of this Agreement or in breach of its fiduciary duties. The indemnification provided by this paragraph shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability on account thereof.

                  (d) No Member shall take any action, or permit any person that is treated as being related to that Member under Section 752 of the Code and the Regulations thereunder to take any action (including, but not limited to, guaranteeing or purchasing a Company liability), that would cause a shift in the Member's allocable share of the Company's liabilities under Section 752 of the Code and the Regulations thereunder.

                                   ARTICLE IV

                           Other Activities Permitted

                  Except as expressly provided hereunder, this Agreement shall not be construed in any manner to preclude any Member from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company).

                                    ARTICLE V

                             Capital Contributions;
                                  Distributions

                  SECTION 5.1 Capital Contributions. (a) The initial Members have made initial capital contributions to the Company, the amounts of which are set forth on the books and records of the Company.

                  (b) The Members shall make further Capital Contributions to the Company in such amounts and at such times as are agreed upon by all Members; provided, however, that in the event of a RTI Unit Adjustment Event, Schedule A hereto shall be revised by the Manager to reflect: (i) Capital Contributions;
(ii) changes in the number of Units held by each Member; (iii) changes in the total number of Units outstanding; and (iv) such other revisions necessary in accordance with section 4.2 of the Equityholders Agreement, in each case, without any further action on the part of the Members. All Capital Contributions shall be set forth in the books and records of the Company.


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                                                                              11


                  (c) In the event dividends are paid by RTI to the holders of Series C Preferred in additional shares of Series C Preferred, Schedule A shall be revised by the Manager to increase the number of Class C Units (or fractional Class C Units) held by the Class C Member by the number of Class C Units with an aggregate Stated Value upon issuance equal to the aggregate amount of the dividends being made to the holders of the Series C Preferred.

                  (d) No Member shall have any obligation to restore any negative balance in the Member's Capital Account upon liquidation of the Company. No Member shall be entitled to withdraw all or any part of its Capital Account except as expressly provided in this Agreement and the Equityholders Agreement. No interest shall be payable by the Company on the Capital Account of any Member except with respect to the Preferred Return or as otherwise provided herein. In no event shall any Member be entitled to demand any property from the Company other than cash, except for additional Class C Units issuable pursuant to Section 5.1(c).

                  SECTION 5.2  Redemption; Conversion.

                  (a) In the event shares of Series A Preferred or Series C Preferred are redeemed (in whole or in part) by RTI, the same number of Class A Units or Class C Units, as the case may be, will be mandatorily redeemed at the applicable Stated Value plus the applicable undistributed Preferred Return.

                  (b) In the event a final distribution is made by RTI to the holders of Series A Preferred or Series C Preferred upon the dissolution, liquidation or winding up of RTI, all of the Class A Units or the Class C Units, as the case may be, will be mandatorily redeemed at the applicable Stated Value plus the applicable undistributed Preferred Return.

                  (c) In the event shares of Series C Preferred are converted (in whole or in part) into Class D Common, the same number of Class C Units as the shares of Series C Preferred so converted will be canceled (and a corresponding RTI Unit Adjustment Event will occur under Section 4.2 of the Equityholders Agreement).

                  SECTION 5.3 Distributions. (a) Distributions (i) except as otherwise provided in Section 5.3(c) below with respect to the Class B Units shall be made in such amounts and at such times, in cash or in kind, as the Manager shall determine from time to time, (ii) with respect to the Class A Units shall be made in cash in such amounts and at such times as any cash distributions shall be made by RTI with respect to the Series A Preferred and
(iii) with respect to the Class C Units shall be made in cash in such amounts and at such times as any cash distributions shall be made by RTI with respect to the Series C Preferred; provided, however, that if there is insufficient Available Cash to make all such cash distributions, cash distributions shall first be made under clause (iii), second under clause (ii), third as Tax Distributions under Section 5.3(c) in the following order (A) on the Class C Units, (B) on the Class A Units and (C) on the Class B Units, and third under clause (i).


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                                                                              12


                  (b) Except as provided in Section 5.3(c), each distribution with respect to a class of Units shall be made to the Members pro rata in accordance with their number of such class of Units.

                  (c) Subject to the provisions of the outstanding indebtedness of the Company or its Subsidiaries, Available Cash shall be distributed in the following manner:

                  (i) To each Member on or before the fifth business day prior to the date a tax payment (estimated or otherwise) is due for a RTI Member (the "Payment Date"), in respect of the federal (including alternative minimum), state, or local income, franchise, capital stock or similar tax liability of such Member as computed in Section 5.3(c)(ii) ( a "Tax Distribution").

                  (ii) The Tax Distributions payable to the RTI Members (the "RTI Tax Distribution") shall be made in an amount equal to the sum of the actual separate tax payments for each RTI Member made, or to be made, on the relevant Payment Date in respect of taxable income, assets, property or capital of the Company (including actual tax payments attributable to the Preferred Return), provided that the amount of the RTI Tax Distribution may be increased (but not to exceed in any event the RTI Distribution Amount, as defined in Section 5.3(c)(iii)) to the extent that the amount of such increase is actually paid to the Non-RTI Members in respect of a Shortfall (as defined in Section 5.3(c)(v)) in accordance with Section 5.3(vi).

                  (iii) The RTI Distribution Amount, shall equal the following (caluculated separately for each RTI Member): the product of (1) the highest combined marginal corporate federal, state, and local income tax rates (including to the extent applicable, if any, alternative minimum tax) applicable to the taxable income of the Company allocated to an RTI Member (including any income attributable to the Preferred Return) and in effect at the time of the distribution, times (2) the remainder, if any, of (A) the product of (i) the number of fiscal quarters during such taxable year which have elapsed on or before such Payment Date, times (ii) 25% of (a) the cumulative taxable income to be allocated to such RTI Member pursuant to this Agreement for such taxable year less (b) the cumulative taxable loss that has been allocated to such RTI Member to the extent such loss has not previously reduced taxable income pursuant to this provision, as estimated by the Manager in good faith as of the applicable Payment Date, minus (B) the sum of the cumulative distributions made to the RTI Member pursuant to
         Section 5.3(c) to the extent such distributions have not previously reduced distributions pursuant to this Section 5.3(c)(iii).

                  (iv) The Tax Distributions payable to the Non-RTI Members (the "Non-RTI Tax Distributions") shall be equal to (i) the lesser of (A) the sum of the RTI Distribution Amount applicable to each RTI Member, or (B) the sum of the actual tax payments made, or to be made, by each RTI Member on the relevant Payment Date as set forth in Section 5.3(c)(ii), multiplied by (ii) a fraction, the numerator of which shall equal the number of Class B Units held by the Non-RTI Members, and the denominator of which shall equal the number of Class B Units held by the RTI Members. All Tax Distributions payable to Non-RTI Members pursuant to this Section 5.3(c)(iv) shall be distributed to them in proportion with each Non-RTI Member's respective number of Units. For the avoidance of doubt, a Non-RTI Tax Distribution shall not be reduced to take account of amounts paid to a Non-RTI Member pursuant to Section 5.3(c)(vi).

                  (v) If, as a result of a restriction under the terms of the indebtedness of the Company or its Subsidiaries, or a lack of Available Cash, the Company is unable to make Tax Distributions to the Members in accordance with Section 5.3(c)(ii) and (iv), the Tax Distributions shall be made first to the RTI Members up to the amount of the RTI Tax Distribution. If in accordnace with this Section 5.3(c)(v), the distribution actually paid to a Non-RTI Member is less than the amount of the Tax Distribution payable to the Non-RTI Member under Section 5.3(c)(iv), then the difference shall be considered a "Shortfall" and shall be subject to Section 5.3(c)(vi).

                  (vi) Any Shortfall, shall be treated as a joint and several obligation of the RTI Members to the non-RTI Member suffering such Shortfall and shall be evidenced by a promissory note(s) payable at any time without penalty, and accruing at the rate of 12.68% per annum, accruing from and after the date on which such Shortfall is created. Such notes shall be assignable to an affiliate of the applicable Non-RTI Member upon an exchange of such Member's entire equity interest in the Company for an equity interest in RTI. No distributions will be made on the common equity of RTI with respect to distributions from the Company prior to repayment of the recourse amount of the promissory note(s) (such recourse amount determined below). The amount of the Shortfall not in excess of (i) the amount of the RTI Tax Distributions giving rise to such Shortfall, multiplied by (ii) a fraction, the numerator of which is the number of Class B Units held by the Non-RTI Member suffering such Shortfall and the denominator of which is the number of all outstanding Class B Units, shall be evidenced by a promissory note(s) that is full recourse (the "Recourse Note") to the RTI Members and to the extent such Shortfall is in excess of the principal amount of the Recourse Note (the "Excess Shortfall"), a second promissory note(s) (the "NonRecourse Note" and, together with the Recourse Note, the "promissory notes") shall evidence obligations of the RTI Members with respect to the Excess Shortfall and which NonRecourse Note shall be payable only in accordance with this Section 5.3(vi) and Section 7.3(f). For the avoidance of doubt, recourse with respect to the Non-Recourse Note will be limited to distributions that would otherwise be made to the RCI Members in respect of their Class B Units. Subject to Available Cash and provided, there are no restrictions under the terms of the indebtedness of the Company or its Subsidiaries that would prevent the Company from making distributions to an RTI Member to satisfy the recourse amount of the promissory note(s), such note(s) shall become due and payable, on the earlier of
         (i) 20 years from the date of issuance, (ii) an Initial Public Offering or (iii) 30 days after such Non-RTI Member disposes of an equity interest in the Company or in RTI if such Member has converted its interest in the Company into an equity interest in RTI, so that such Non-RTI Member no longer has a right to designate directors as provided for in Section 2.1 of the Equityholders Agreement, provided, that such disposition(s) is to a person other than an affiliate or another Non-RTI Member. Payments of accrued and unpaid interest on outstanding promissory notes and mandatory prepayments of principal thereof shall be made out of and to the extent of (i) distributions to which such RTI Member would otherwise be entitled (other than a Preferred Return distribution or tax distributions with respect to the Preferred Returns), and
(ii) RTI Tax Distributions (other than a Preferred Return distribution or tax distributions with respect to the Preferred Returns) increased to an amount not to exceed the RTI Distribution Amount for the relevant Member as provided in
Section 5.3(c)(ii), to the extent such RTI Tax Distributions are in excess of the separate tax payments by the RTI Members made, or to be made, on the relevant Payment Dates in respect of taxable income, assets, property or capital of the Company, unless the Members agree to settle the outstanding amounts through some other payment. Any amounts payable out of distributions as provided for in the preceding sentence shall be applied pro rata between the Recourse and NonRecourse Notes (based on the relative principal amounts outstanding) and the amount applicable to each such promissory note(s) shall be applied first, to pay accrued and unpaid interest on such promissory note(s), and second, as a payment on the unpaid principal amount of such promissory note(s). Notwithstanding anything herein to the contrary, a RTI Tax Distribution based on (A) the alternative minimum tax that gives rise to a Shortfall, will not be subject to this Section 5.3(c)(vi) to the extent of 45% of (i) the amount of the alternative minimum tax credits resulting from such RTI Tax Distribution multiplied by (ii) the percentage of the Units of the Company held by the Non-RTI Member suffering such Shortfall or (B) the Class A Units and the Class C Units will not be subject to this Section 5.3(c)(vi).

         (d) Upon notice from the Manager, the Tax Distributions made to all Members in respect of a given taxable year shall be adjusted so as to eliminate any differences between the amount of such Tax Distributions that would have been made based on actual taxable income reported on the RTI Members' tax returns for such taxable year (or, of applicable, the amount of taxable income of the Company allocated to the Members as a result of a final adjustment by a taxing authority). The Manager shall provide notice to the Members of the adjustments as soon as practicable after the end of each taxable year of the Company. Such adjustments shall be effected by adjusting distributions made to all Members in the next succeeding taxable year and, thereafter, as necessary until the differences are eliminated.

         (e) For purposes of this Agreement, amounts distributed to the Members pursuant to Section 5.3(c) shall be deemed to be advance distributions of amounts to be distributed pursuant to Section 5.3(b).

                                   ARTICLE VI

          Books and Reports; Tax Matters; Capital Accounts; Allocations

                  SECTION 6.1 General Accounting Matters. (a) Allocations of Net Income (Loss) pursuant to Section 6.4 shall be made by or under the direction of the Manager at the end of each Fiscal Period.

                  (b) Each Member shall be supplied with the Company information necessary to enable such Member to prepare in a timely manner its federal, state and local income tax returns and such other financial or other statements and reports that are approved by the Manager, provided, that each Member will receive a good faith estimate of taxable income of the Company allocated to such Member for each taxable year, no later than July 15th (August 15th for the first taxable year of the Company) of the calendar year following the calendar year in which the Company's applicable taxable year ends . As reasonably practicable after the filing of the Company's income tax return, each Member will be provided a copy of the Tax Return as filed.

                  (c) The Manager shall keep or cause to be kept books and records pertaining to the Company's business showing all of its assets and liabilities, receipts and disbursements, realized profits and losses, Members' Capital Accounts and all transactions entered into by the Company. Such books and records of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company's books of account shall be kept on an accrual basis or as otherwise provided by the Manager and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles.

                  (d) Unless otherwise provided in this Agreement, all determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by or under the direction of the Manager and in accordance with this Agreement, and shall be conclusive and binding on all Members, former Members, their successors or legal representatives and any other person except for computational errors or fraud, and to the fullest extent permitted by law no such person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto except for computational errors or fraud.

                  (e) If the Manager determines it necessary, the books of the Company shall be examined, certified and audited annually as of the end of a Fiscal Year, by a recognized firm of independent certified public accountants. For each Fiscal Year of the Company the Manager has so approved an audit, such accountants shall determine and prepare full financial statements, including, without limitation, a balance sheet, an income statement and a statement of changes in financial position of the Company. The Tax Matters Member shall promptly upon receipt of any such financial statements transmit copies thereof to each Member, together with the report and management letter of such accountants covering the results of such audit. The cost of all audits and reports provided to the Members pursuant to this Section 6.1 shall be an expense of the Company.

                  SECTION 6.2  Certain Tax Matters.

                  (a) The taxable year of the Company shall be the same as its Fiscal Year (unless otherwise required by applicable law).

                  (b) The Tax Matters Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and, after approval of such returns by the Manager, shall cause such returns to be timely filed. The Manager shall determine the appropriate treatment in accordance with this Agreement, of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns and shall take all steps necessary to ensure that the other Members are "notice partners" within the meaning of Section 6231(a)(8) of the Code. Notwithstanding anything in this Section 6.2 to the contrary, the Tax Matters Member shall provide all material income tax returns of the Company or its Subsidiaries to the Members no later than the earlier of (x) August 15th (other than for the first taxable year of the Company) of the calendar year following the calendar year in which the Company's applicable taxable year ends, or (y) 30 days prior to the date on which the Manager intends to file such tax return, for review and comment. Such Members shall provide to the Tax Matters Member any comments they have within 20 days after receipt of such tax returns. The Tax Matters Member shall consult in good faith and shall take all reasonable efforts to incorporate all such reasonable comments into the tax returns prior to filing.

                  (c) If a claim for Tax is asserted in a Contest (as defined below), the Tax Matters Member shall (i) represent the Company's interests in any such Contest and may employ counsel of its choice at the Company's expense, and (ii) control the conduct of such Contest, including the settlement or other disposition thereof, provided, that, if such Contest involves an allocation of Company income under section 704(c) or an allocation relating to the Safe Harbor Leases ("Allocation Issues"), then the Tax Matters Member shall consult with the non-RTI Members regarding any such Contest with respect to the Allocation Issues and shall allow the non-RTI Members to participate in any such proceeding with respect to the Allocation Issues, provided, further, that the Tax Matters Member shall not enter into any settlement or compromise with respect to the Allocation Issues without the consent of the non-RTI Members, which consent shall not be unreasonably withheld. If the Tax Matters Member (acting in good faith) reasonably determines not to continue a Contest involving Allocation Issues, the non-RTI Members may continue the Contest on behalf of the Company, provided, that, any costs and expenses (including the fees and expenses of any consultants, attorneys, accountants or other persons) incurred by the non-RTI Members shall be solely for their account, provided, however, that no settlement shall be made without the prior written consent of the Tax Matters Member, which consent shall not be unreasonably withheld. For purposes of this Agreement, a "Contest" is any audit, court proceeding or other dispute with respect to any Tax matter that affects the Company or any of its Members.

                  (d) The "tax matters partner" for purposes of section 6231(a)(7) of the Code (the "Tax Matters Member") shall be the Manager. The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in sections 6221 through 6232 of the Code with respect to the Company.

                  SECTION 6.3 Capital Accounts. There shall be established for each Member on the books of the Company as of the date hereof, or such later date on which such Member is admitted to the Company, a capital account (each being a "Capital Account"). Each Capital Contribution shall be credited to the Capital Account of such Member on the date of such Capital Contribution. In addition, each Class B Member's Capital Account shall be (a) credited with such Member's allocable share of any Net Income of the Company, (b) debited with (i) distributions to such Member of cash or the fair market value of property distributed to such Member (reduced by the amount of any Company liabilities assumed by such Member or secured by the distributed property), (ii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company, and (iii) such Member's allocable share of Net Loss of the Company and expenditures of the Company described or treated under section 704(b) of the Code as described in section 705(a)(2)(B) of the Code, and (c) otherwise maintained in accordance with the provisions of the Code. In addition, each Class A Member and Class C Member shall be (x) credited with the applicable Preferred Return and (y) debited with distributions to such Member of cash or the fair market value of property distributed to such Member. Any other item which is required to be reflected in a Member's Capital Account under section 704(b) of the Code or otherwise under this Agreement shall be so reflected. Capital Accounts shall be appropriately adjusted to reflect transfers of part (but not all) of a Member's interest in the Company. Interest shall not be payable on Capital Account balances. The foregoing Section 6.3(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation section 1.704-1(b)(iv) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The Manager to the extent otherwise consistent with this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, in accordance with Regulation section 1.704-1(b)(2)(iv)(q), (ii) make any appropriate modifications in the events that unanticipated event might otherwise cause the Agreement not to comply with Regulation section 1.704- 1(b)(iv), and/or (iii) make any further adjustments that are necessary or appropriate so as to preserve, to the maximum extent possible, the economics among the Members as set forth in this Agreement and the Equityholders Agreement.

                  SECTION 6.4 Allocations. (a) Net Income (Loss) and Credits of the Company shall be allocated among all Class B Members in proportion to their respective number of Class B Units; provided, that, an allocation of income shall first be made to the Class A Members and the Class C Members in an amount equal to the applicable Preferred Return without regard to the Net Income or Loss of the Company.

                  (b) Notwithstanding anything herein to the contrary, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in paragraphs (b)(2)(ii)(d)(4), (5) or (6) of Regulation section 1.704-1, there shall be specially allocated to such Class B Member such items of Company income and gain, at such times and in such amounts as will eliminate as quickly as possible that portion of any deficit in its adjusted Capital Account caused or increased by such adjustments, allocations or distributions. To the extent permitted by the Code and the regulations thereunder, any special allocations of items of income or gain pursuant to this
Section 6.4(b) shall be taken into account in computing subsequent allocations of Net Income (Loss) pursuant to this Section 6.4 so that the net amount of any items so allocated and the subsequent allocations of Net Income (Loss) to the Class B Members pursuant to this Section 6.4 shall, to the extent possible, be equal to the net amounts that would have been allocated to each such Class B Member pursuant to the provisions of this Section 6.4 if such unexpected adjustments, allocations or distributions had not occurred. The provisions of this Section 6.4(b) are intended to qualify any such allocations as "qualified income offsets" under section 704(b) of the Code and Regulation section 1.704-1(b)(2)(ii)(d) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  (c) All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Class B Members for federal, state and local income tax purposes consistent with the manner that the corresponding constituent items of Net Income (Loss) shall be allocated among the Class B Members pursuant to this Agreement, except as may otherwise be provided herein or by the Code; provided, that, an allocation of income shall first be made to the Class A Members and the Class C Members in an amount equal to the applicable Preferred Return without regard to the net income of the Company. The following allocations to the Class B Members shall be made, solely, for U.S. federal income tax purposes:

                           (i) For the term of the lease and while the relevant Safe Harbor Lease is in effect, all items of income, gain, loss, or deduction relating to Safe Harbor Leases contributed by USX RTI Holdings and Kobe RTI Holdings and assumed by the Company as of the Closing, including, but not limited to, rent expense, interest income, and lease assumption payments, shall be allocated to USX RTI Holdings and to Kobe RTI Holdings, and no such items shall be allocated to the RTI Members, unless otherwise required by a taxing authority and provided no Contest exists with respect to such items. Such items are listed in Schedule C, attached hereto (Schedule C will be appropriately modified in the event of a disposition of the Safe Harbor Leases or the Safe Harbor Lease Property). For the 1999 tax year, the amounts will be prorated based on the number of days remaining from the Closing Date through the end of the Company's taxable year. All of the items allocated to USX RTI Holdings and Kobe RTI Holdings pursuant to this Section 6.4(c)(i) shall be allocated equally as between them, provided, that, items of deduction will be allocated from USX RTI Holdings to Kobe RTI Holdings (or vice-versa) in accordance with Schedule C, attached to this Agreement, unless otherwise required by a taxing authority and provided no Contest exists with respect to such items.

                           (ii) For purposes of the allocations under section 704(c) of the Code, the fair market value of the Safe Harbor Leaseholds shall be equal to zero.

                           (iii) If a member contributes property to the Company, either upon formation of the Company or otherwise (other than the Safe Harbor Leases and the Safe Harbor Lease Property) with a fair market value that differs from its adjusted basis at the time of contribution, then income, gain, loss and deductions shall, solely for federal income tax purposes, be allocated among the members so as to take account of any such variation using the remedial method of allocations as described in Treasury Regulation Section 1.704-3(d).

                  (d) In the event there is any recapture of Depreciation or item of tax credit, the allocation thereof shall be made among the Members in accordance with the provisions of Regulation sections 1.1245-1(e) and 1.1250-1(f).

                  (e) Notwithstanding the provisions of this Section 6.4, net income, net gain, and net loss of the Company (or items of income, gain, loss, deduction, or credit, as the case may be) shall be allocated in accordance with the following provisions of this Section 6.4 to the extent such provisions shall be applicable; provided, that, income or gain shall be allocated to the Class A Members and the Class C Members in an amount equal to the applicable Preferred Return.

                           (i) Nonrecourse Deductions of the Company for any Fiscal Year shall be allocated to the Class B Members in proportion to their number of Units. Member Nonrecourse Deductions of the Company or deductions for which a Class B Member bears the economic risk of loss for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss under Regulation section 1.752-2 for the liability in question. The provisions of this Section 6.4(e)(i) are intended to satisfy the requirements of Regulation sections 1.704-2(e)(2) and 1.704-2(i)(1) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                           (ii) Except as otherwise provided in Regulation
         section 1.704-2(f), if there is a net decrease in the Minimum Gain of the Company during any Company Fiscal Year, each Class B Member shall be specially allocated items of

         Company income and gain for such year in proportion to, and to the extent of that Member's share of the net decrease in Minimum Gain, within the meaning of Regulation section 1.704-2(g)(2). The provisions of this Section 6.4(e)(ii) are intended to comply with the Minimum Gain chargeback requirements of Regulation section 1.704-2(f) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                           (iii) Except as otherwise provided in regulation
         section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Class B Member that has a share of such Member Nonrecourse Debt Minimum Gain, determined in accordance with Regulation section 1.704-2(i)(5), as of the beginning of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, for succeeding years) in proportion to, and to the extent of such Class B Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain. The provisions of this Section 6.4(e)(iii) are intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirement of Regulation section 1.704-2(i)(4) and shall be interpreted in accordance therewith for all purposes under this Agreement.

                  SECTION 6.5 Withholding. Each Member hereby authorizes the Company to withhold and to pay over any taxes payable by the Company or any of its affiliates as a result of such Member's participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding is required to be paid, which payment shall be deemed to be a distribution to such Member to the extent that the Member is entitled to receive a distribution. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at an interest rate of 5% compounded annually, which interest shall be treated as an item of Company income until discharged by such Member by repayment, which may be made in the sole discretion of the Manager out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 6.5 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Manager receives documentation, satisfactory to the Manager, to the effect that a lower rate is applicable, or that no withholding is applicable.

                  SECTION 6.6 Distributions by Republic Technologies International, LLC. The Manager shall cause Republic Technologies International, LLC or any subsidiary of the Company to make such distributions of cash to the Company (to the extent funds are legally available therefor and permitted by applicable debt instruments) as are necessary for the Company to make the distributions contemplated under Article 5.

                                   ARTICLE VII

                                   Dissolution

                  SECTION 7.1 Dissolution. The Company shall be dissolved and subsequently terminated upon the earlier to occur of (i) unanimous consent of the Members and (ii) such time as RTI or its designated successor ceases to act as Manager if all of the Members then agree to terminate the LLC.

                  SECTION 7.2 Winding-up. When the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Manager or, if none, by such liquidating trustee as may be approved by the remaining Members.

                  SECTION 7.3 Final Distribution. Within 180 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

                  (a) to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

                  (b) to pay all creditors of the Company, either by the payment thereof or the making of reasonable provision therefor;

                  (c) to establish reserves, in amounts established by the Manager or, if none, the liquidating trustee, to meet other liabilities of the Company;

                  (d) to the payment of the Class A Stated Value and the undistributed Class A Preferred Return to the Class A Member;

                  (e) to the payment of the Class C Stated Value and the undistributed Class C Preferred Return to the Class C Member; and

                  (f) to the Non-RTI Members in an amount equal to the outstanding balance of any Shortfall and accrued interest thereon, provided, that, any amount distributed pursuant to this Section 7.3(f) shall be deemed a payment that is applied pro rata between the Recourse Note(s) and the NonRecourse Note(s) (based on the relative principal amounts outstanding) and the amount applicable to each such promissory note(s) shall be applied first to interest thereon and second to reduce the outstanding balance of such promissory note(s).

The remaining assets of the Company shall be applied and distributed in accordance with the number of Class B Units held by each Class B Member.

                  SECTION 7.4 Distribution Upon Dissolution. It is intended that, to the extent possible, at the dissolution of the Company each Class B Member's Capital Account balance will be equal to such Class B Member's Targeted Capital Account Balance. Notwithstanding anything in Article VI to the contrary, if the ending Capital Account balance of any Class B Member immediately prior to the distributions to be made pursuant to this Article VII is more or less than such Class B Member's Targeted Capital Account Balance, then Net Income (Loss) shall be specially allocated between the Members for such year (or for prior years to the extent the Code permits amended tax returns to be filed for the Company) until each Class B Member's actual Capital Account balance, to the extent possible, is equal to such Class B Member's Targeted Capital Account Balance. The special allocation provision provided by this Section 7.4 shall be applied in such a manner so as to cause the difference between each Class B Member's Targeted Capital Account Balance and the actual balance in such Class B Member's Capital Account (determined after this allocation, but immediately prior to the distributions pursuant to this Article VII) to be the smallest dollar amount possible.

                                  ARTICLE VIII

                         Transfer of Members' Interests

                  SECTION 8.1 Restrictions on Transfer of Company Interests. (a) No Member may transfer, sell, assign, exchange, mortgage, pledge, hypothecate, assign or otherwise dispose of or encumber all or any part of its interest in the Company (a "Transfer") to any person (a "Transferee") except as required or permitted by the Equityholders Agreement.

                  SECTION 8.2 Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its interest in the Company to any Transferee in violation of this Article VIII shall be null and void and of no force or effect.

                  (b) A Member shall have no right to withdraw from the Company prior to its termination without the prior written consent of the Manager (other than following a Transfer of all of its Units to a Permitted Transferee).

                  (c) Concurrently with the admission of any additional Member, the Manager shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such additional Member.

                  (d) If any interest in the Company is Transferred during any accounting period in compliance with the provisions of this Article VIII, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during such period in accordance with section 706(d) of the Code and the regulation thereunder, using any conventions permitted by law and selected by the Manager. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize a Transfer on the date that the Members receive notice of the Transfer from the Member Transferring its interest which complies with this Article VIII.

                                   ARTICLE IX

                                  Miscellaneous

                  SECTION 9.1 Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 9.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it, he or she or it might have, either in law or in equity.

                  SECTION 9.2 Officers. The Manager, on behalf of the Company, may employ and retain persons as may be necessary or appropriate for the conduct of the Company's business, including employees and agents who may be designated as officers with titles, including, but not limited to, "chief executive officer," "president," "vice president," "treasurer," "secretary" and "chief financial officer."

                  SECTION 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

                  SECTION 9.4 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                  SECTION 9.5 Access; Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company
(i) not to issue any press release or advertisement or take any similar action concerning the Company's business or affairs without first obtaining the consent of the Manager which shall not be unreasonably withheld, (ii) not to publicize detailed financial information concerning the Company except as required by law and (iii) not to disclose the Company's affairs generally without first obtaining the consent of the Manager which shall not be unreasonably withheld. The provisions of this Section 9.5 shall survive the termination of the Company.

                SECTION 9.6 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice may be in writing (including facsimile) and if in writing shall be given to any Member at its address or facsimile number shown in the Company's books and records (including Schedule A hereto).

                  SECTION 9.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

                  SECTION 9.8 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter hereof.

                  SECTION 9.9 Amendments. Any amendment to this Agreement shall be effective only with the unanimous written consent of the Members.

                  SECTION 9.10 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

                  IN WITNESS WHEREOF, the parties have executed this Limited Liability Company Agreement as of the day and year first above written.

                                 MEMBERS:


                                 Republic Technologies International, Inc., as Member and Manager

                                 /s/ John B. George
                                 ---------------------------------
                                 Name:  John B. George
                                 Title: Vice President of Finance,
                                        Treasurer and Secretary


                                 RES Holding Corporation


                                 /s/ David S. Blitzer
                                 ---------------------------------
                                 Name:  David S. Blitzer
                                 Title: Secretary


                                 USX RTI Holdings, Inc.


                                 /s/ R.M. Stanton
                                 ---------------------------------
                                 Name:  R.M. Stanton
                                 Title: Vice President


                                 Kobe RTI Holdings, Inc.


                                 /s/ Susumu Okushima
                                 ---------------------------------
                                 Name:  Susumu Okushima
                                 Title:

                                                                      SCHEDULE A


                                              MEMBERS OF THE COMPANY



                                                                                                              Amt of
                                                                                        Number of             Capital
Member                                               Address                              Units             Contribution
------                                               -------                              -----             ------------

Class A Units

Republic Technologies                       3770 Embassy Parkway                        1,100             $5,500,000 plus
International, Inc.                         Akron, Ohio 44333-8367                                        accrued and unpaid
                                                                                                          dividends on the
                                                                                                          Series A Preferred
                                                                                                          from September 26,
                                                                                                          1994

Class B Units

Republic Technologies                       3770 Embassy Parkway                        312.44826
International, Inc.                         Akron, Ohio 44333-8367

RES Holdings Corporation                    3770 Embassy Parkway                        389.88325
                                            Akron, Ohio 44333-8367


USX RTI Holdings, Inc.                      USX Corporation                             155.68073
                                            600 Grant Street
                                            Pittsburgh, Pennsylvania 15219-4776

Kobe RTI Holdings, Inc.                     c/o Kobe Steel, Ltd.                        141.98775
                                            10-26 Wakinohamacho 2-Chome
                                            Chuo-Ku, Kobe City, Hyugo 651-0072

Class C Units

Republic Technologies                       3770 Embassy Parkway                        30,000            $30,000,000
International, Inc.                         Akron, Ohio 44333-8367

The aggregate number of Class B Units issued to RTI and RES Holding Corporation may be adjusted as between them effective as of the Closing of the transactions contemplated by the MRA to take account of variations of the Capital Contributions of such Members.